Exhibit 10.8

SILK ROAD MEDICAL, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of November 2, 2023 by and between Silk Road Medical, Inc., a Delaware corporation  (the “Company”), and Erica J. Rogers  (the “Consultant”),  a California resident.  The Company desires to retain the Consultant as an independent contractor to perform consulting services which are outside the usual course of the Company’s business (the “Services”) for the Company and the Consultant is willing to perform such Services, on terms set forth more fully below. The “Effective Date” as used in this Agreement shall be the date the Consultant resigns as President and Chief Executive Officer and member of the Board of Directors of the Company. In consideration of the mutual promises contained herein, the parties agree as follows:

1.Statement(s) of Work; Services; Payment; No Violation of Rights or Obligations.  The Consultant agrees to undertake and complete the Services, as set forth in the statement of work attached as an addendum to this Agreement and executed by the parties hereto  (the  “SOW”), which SOW shall be governed by this Agreement.  As the only consideration due to the Consultant regarding the subject matter of this Agreement, the Company will pay the Consultant in accordance with the SOW; the Consultant and the Company agree that such payment represents fair market value for the Services to be provided by the Consultant.  In the event of a conflict between this Agreement and the SOW, this Agreement shall control.  Unless otherwise specifically agreed upon by the Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to the Services will be performed by and only by the Consultant.  In carrying out her obligations or performing the Services under this Agreement, the Consultant agrees that she will not violate any agreement with or rights of any third party or use or disclose at any time any third party’s confidential information or intellectual property, unless such use or disclosure is authorized by such third party and only as expressly authorized by the Company in writing.

2.Confidentiality.

A.Definition. “Confidential Information” means any the Company proprietary or non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom the Consultant called or with whom the Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, ideas, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, forecasts, finances, product plans or other business information. Confidential Information does not include information that (i) is known to the Consultant at the time of disclosure to the Consultant by the Company as evidenced by written records of the Consultant, (ii) has become publicly known and made generally available through no wrongful act of the Consultant,  (iii) has been rightfully received by the Consultant from a third party who is authorized to make such disclosure,  (iv) has been disclosed to any third-party by the Company without any obligation of confidentiality, or (v) has been developed independently without any violation of the obligations of confidentiality under this Agreement.

B.Nonuse and Nondisclosure. The Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. The Consultant agrees that all Confidential Information will remain the sole property of the Company. The Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Pursuant to federal law, an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret (or Confidential Information under this Agreement): (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

C.Former or Current Employer or Client Confidential Information. The Consultant agrees that the Consultant will not, during the term of this Agreement, improperly use or disclose to the Company any proprietary information or trade secrets or confidential information of any former or current employer (other than the Company) or client of the Consultant or other person or entity with which the Consultant has an agreement or duty to keep in confidence information acquired by the Consultant, if any. The Consultant also agrees that the Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D.Third Party Confidential Information. The Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Consultant agrees that, during the term of this Agreement and thereafter, the Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

E.Return of Materials. Upon the termination of this Agreement, or upon the Company’s earlier request, the Consultant will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that the Consultant may have in the Consultant’s possession or control.

3.Ownership.

A.Assignment. The Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by the Consultant, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that the Consultant may be directed to undertake, investigate or experiment with or that the Consultant may become associated with in work, investigation or experimentation in the Company’s line of business in performing the Services under this Agreement (collectively, “Inventions”), are the sole property of the Company.  The Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.  The Consultant represents and warrants that the Consultant has the authority, and has obtained and shall maintain all third party permissions (including, without limitation, from any current or former employer or client) required, to assign Inventions to the Company and to grant rights in Prior Inventions as set forth in this Agreement.  For purposes of this Agreement, Inventions shall fall within the definition of “Confidential Information”.

B.Further Assurances. The Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. The Consultant also agrees that the Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

C. Pre-Existing Materials.  The Consultant agrees to inform the Company, in writing, before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by the Consultant (or any of its members, managers or owners) or in which the Consultant (or any of its members, managers or owners) has an ownership interest prior to, or separate from, the Consultant’s engagement by the Company under this Agreement (“Prior Inventions”) into any Invention or otherwise utilizing any Prior Invention in the course of the Consultant’s performance under this Agreement.  The Consultant hereby grants the Company a nonexclusive, royalty-free, fully-paid perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such incorporated or utilized Prior Inventions, without restriction, including, without limitation, as part of, or in connection with, such Invention, and to practice any method related thereto.  The Consultant agrees not to incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party (including, without limitation, any former or current employer or client or other third party) into any Invention or any work product generated under this Agreement without the Company’s prior written permission.

D.Attorney-in-Fact. The Consultant agrees that, if the Company is unable because of the Consultant’s unavailability, mental or physical incapacity, or for any other reason, to secure the Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company under this Agreement, then the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agent and attorney-in-fact, to act for and on the Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by the Consultant.

4.Representations and Warranties; Prior and Current Relationships; Exclusion/Ineligible Person; Disclosure to Committees; HCP and HCO Reporting; Non-Referral.

A.Representations and Warranties. The Consultant represents, warrants and covenants that: (i) the Consultant has the authority to enter into this Agreement and perform the Services; (ii) this Agreement does not conflict with any other duty and/or obligation owed by the Consultant, including, without limitation, any duty or obligation to any of the Consultant’s former or current employers or clients; (iii) the Consultant is free to disclose any and all information the Consultant will furnish to the Company in connection with this Agreement; (iv) the Consultant shall perform the Services using best efforts in accordance with the highest standards of ethical business conduct; and (v) the Consultant shall perform the Services in accordance with all applicable federal, state, local and foreign laws and regulations and all applicable export or import laws of the United States or any foreign jurisdiction, including, without limitation, the (x) U.S. laws known as the Foreign Corrupt Practices Act, as amended (15 U.S.C. §§ 78dd-1, et seq.,), and its counterparts and similar laws in other countries as applicable under this Agreement, the (y) federal “Anti-Kickback” statute (42 U.S.C. § 1320a-7b(b)), and (z) insider trading laws.  If the Consultant’s work requires a license, the Consultant has obtained that license and the license is and shall remain in full force and effect.

B.Prior and Current Relationships. The Consultant further represents and warrants that the Consultant has no other agreements, relationships, or commitments to or with any other person or entity that conflict with: (i) the provisions of this Agreement; (ii) the Consultant’s obligations to the Company under this Agreement; or (iii) the Consultant’s ability to enter into this Agreement or perform the Services for which the Consultant is being engaged by the Company. The Consultant further agrees that if the Consultant has signed a confidentiality agreement or employment agreement or similar type of agreement with any former or current employer, client or other entity, the Consultant will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. Nothing in this Section 4.B. shall restrict the Consultant from providing consulting services that do not pose a conflict of interest to the Services provided to the Company.

C.Exclusion/Ineligible Person. The Consultant represents, warrants and covenants that she is not on any Exclusion Lists, as defined herein; she is not an Ineligible Person, as defined herein; and within the five (5) years preceding the Effective Date of this Agreement, she has not been convicted of any offense required to be listed under United States FDA regulations.  “Exclusion Lists” shall mean the then-current: (i) HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); (ii) General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov); and (iii) FDA Debarment List (available through the Internet at http://www.fda.gov/ora/compliance_ref/debar/).  “Ineligible Person” shall mean a person who: (x) is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal Health Care Program (as defined in 42 U.S.C. § 1320a (7b(f)) or in Federal procurement or non-procurement programs, including, without limitation, Section 306 (a) or 306 (b) of the Federal Food, Drug and Cosmetic Act (codified at 21 U.S.C. 335(a) and 335(b)), the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 301 et. seq.) as amended from time to time, or 21 C.F.R. § 312.70, as amended from time to time; (y) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible; or (z) is listed on an Exclusion List.  The Consultant shall promptly notify the Company, in writing, if the Consultant becomes listed on any of the sites identified in this Section 4.C. during the term and for three (3) years after its termination.

D.Disclosure to Committees.  The Consultant represents, warrants and covenants that with respect to any committee or other group of which the Consultant is a member and which evaluates or provides guidance or input about devices for adoption or purchase or inclusion on approved lists and/or develops clinical practice guidelines (“Committee”), the Consultant shall, promptly after executing this Agreement: (i) disclose the existence of this Agreement to the Committee; and (ii) inform such Committee of the nature of the Services to be provided by the Consultant hereunder and of the fact that the Consultant is paid by the Company for such Services.  Such the Consultant disclosure may be made on a confidential basis to the Committee.  Furthermore, the Consultant shall follow the procedures set forth by the Committee to avoid both the appearance of impropriety and any actual impropriety that may result from the Consultant's performance of the Services (and/or payment therefor), which may include the Consultant recusing herself from decisions relating to the subject matter of this Agreement.

E.HCP and HCO Reporting.  The Company is required to comply with aggregate spend disclosure and reporting laws and regulations concerning healthcare professionals and healthcare organizations.  Such disclosures and reports may include, but are not limited to, with respect to the Consultant, names, titles, credentials, affiliated facility, amounts paid, dates paid, and the reason for payments (“HCP/HCO Information”).  The Consultant agrees that the Company may disclose and report the HCP/HCO Information that the Company deems, in the Company’s sole discretion, should be disclosed and reported.  If the Consultant is independently obligated to disclose any information concerning Agreement activities and compensation, the Consultant shall make timely and accurate disclosures as well.  The Consultant and the Company acknowledge and agree that their entrance into this Agreement is not conditioned upon any referral or recommendation by the Consultant of the Company’s products or services, and, accordingly, they further acknowledge and agree that the compensation for the Services is not determined based on the volume or value of any referral or recommendation.

5.Reports. The Consultant also agrees that the Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to the Consultant’s progress in performing the Services under this Agreement. The Consultant further agrees that the Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and the Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

6.Term and Termination.

A.Term. The term of this Agreement and the underlying SOW will begin on the Effective Date of this Agreement and will continue for 12 months, unless terminated earlier pursuant to Section 6.B.

B.Termination.  This Agreement and the underlying SOW will automatically expire and terminate without any further action of the parties hereto at the close of business on November 1, 2024, unless extended by the mutual written agreement of the Company and the Consultant.  In addition, this Agreement and the underlying SOW will automatically terminate without further action by the parties hereto if the Consultant, directly or indirectly, commences or participates in any litigation or other legal proceeding against the Company or any of its affiliates other than solely as a member of a class action against the Company. The Consultant may terminate this Agreement and the underlying SOW for any reason upon giving the Company prior written notice. The Company will have the right to terminate this Agreement and the underlying SOW if the Consultant revokes her release of potential claims under the ADEA (as defined in the Release) pursuant to the terms of such Release. In addition, the Company may terminate this Agreement and the underlying SOW for Cause (as hereinafter defined) upon written notice to the Consultant. For purposes of this Section 6.B.  “Cause” will mean: (1) the Consultant has engaged in conduct that in the judgment of the Company constitutes gross negligence, in the performance of the Consultant’s Services under this Agreement; (2) the Consultant has committed fraud or engaged in conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the Consultant at the Company’s expense; (3) the Consultant has engaged in conduct materially injurious to the Company; (4) the Consultant has engaged in conduct that is materially inconsistent with the Company’s legal and healthcare compliance policies, programs or obligations, including but not limited to its Code of Business Conduct and Ethics and its Insider Trading Policy; (5) the Consultant’s bar from participation in programs administered by the United States Department of Health and Human Services or the United States Food and Drug Administration or any succeeding agencies; (6) the Consultant’s conviction of or entering of a guilty or no contest plea to a felony charge (or equivalent thereof) in any jurisdiction; or (7) the Consultant has engaged in a breach of this Agreement, that certain Retirement and Transition Agreement dated as of November 2, 2023 between the Company and the Consultant (the “Retirement and Transition Agreement”), including, without limitation, breach of the non-disparagement obligations set forth therein, or that certain Confidentiality, Non-Interference and Invention Assignment Agreement dated October 12, 2012 between the Company and the Consultant (the “Confidentiality Agreement”), which in the case of each of the foregoing clauses (1) through (7), has caused demonstrable damage to the Company. In addition, the Company may terminate this Agreement immediately upon a change in control of the Company and written notice to the Consultant so long as the Company pays the Consultant any remaining unpaid Consulting Fees as provided in the SOW for the then remaining term of this Agreement. Upon notice of termination, the Consultant shall cease performing Services or incurring expenses, unless otherwise directed in writing by the Company. Before the Consultant may be terminated for Cause under clause (1), (3) or (6), the  Company shall give written notice of the objectionable conduct to the Consultant and the Consultant shall have 21 days to cure such conduct. Furthermore, the Consultant shall have the right to appear before the Board to offer evidence denying or mitigating any such conduct, and Cause shall be found only if 2/3 of the then current Board members agree. Furthermore, the death or disability of the Consultant shall not terminate the rights under this Agreement for the Consultant or her heirs or estate to receive any remaining unpaid Consulting Fees as provided in the SOW for the then remaining term of this Agreement. There is no contractual or legal obligation of the Consultant to mitigate any damages in order to receive the full Consulting Fees as provided in the SOW to this Agreement.

C.Survival. Termination of this Agreement shall automatically result in the simultaneous termination of the SOW.  Upon such termination of this Agreement, all rights and duties of the Company and the Consultant toward each other shall cease except:

(1)the Company will pay, within 30 days after the effective date of termination and subject to the above obligation to cease performing Services or incurring expenses upon notice of termination, all amounts owing to the Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and

(2)Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Representations, Warranties and Other Obligations/HCP and HCO Reporting/Non-Referral), Section 7 (Independent Contractor; Benefits), Section 8 (Non-solicitation) and Section 9 (Equitable Relief) will survive termination of this Agreement.

7.Independent Contractor; Benefits.

A.Independent Contractor. It is the express intention of the Company and the Consultant that the Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute the Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, the Consultant is not authorized to bind the Company to any liability or obligation or to represent that the Consultant has any such authority. The Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance. The Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement.  The Consultant acknowledges and agrees that the Consultant is obligated to report as income all compensation received by the Consultant pursuant to this Agreement. The Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income. The Consultant shall indemnify and hold the Company harmless against any claim or liability (including penalties) resulting from failure of the Consultant to pay such lawful taxes or contributions, or failure of the Consultant to file any such tax forms.  The Company will file and provide to the Consultant the appropriate Form 1099 relating to payments made pursuant to this Agreement.

B.Benefits. The Company and the Consultant agree that the Consultant will not be eligible to receive Company-sponsored benefits from the Company except as provided in the Retirement and Transition Agreement. If the Consultant is reclassified by a state or federal agency or court as the Company’s employee, the Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, the Consultant would otherwise be eligible for such benefits.

9.Non-solicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), the Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any employee of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, the Consultant will not, whether for the Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of the Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

10.Equitable Relief.

A.Availability of Injunctive Relief. The Consultant agrees that either the Company or the Consultant may petition a court for provisional relief, including injunctive relief, as permitted by the Rules, including, but not limited to, where either the Company or the Consultant alleges or claims a violation of this Agreement between the Consultant and the Company or any other agreement regarding trade secrets, confidential information, non-solicitation or Labor Code §2870. The Consultant understands that any breach or threatened breach of such an agreement (including this Agreement)   may cause irreparable injury and that money damages may not provide an adequate remedy therefor and both the Consultant and the Company hereby consent to the issuance of an injunction as provided by California law.

B.Administrative Relief.  The Consultant further agrees not to commence, maintain, prosecute or participate in (except as may be required by law, pursuant to court order, or in response to a valid subpoena) any action, charge, complaint, or proceeding of any kind (on her own behalf and/or on behalf of any other person or entity and/or on behalf of  any alleged class or representative body of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private) against Company or any Released Parties (as defined in the Retirement and Transition Agreement). To the extent the Consultant is permitted by law to exercise rights in a government agency form, by signing this Agreement, the Consultant understands that the Consultant is waiving any right to receive monetary relief based on claims asserted in any such agency proceeding, except where such a waiver is prohibited, such as the Consultant’s right to receive an award for information provided to any government agencies.

11.Miscellaneous.

A.Governing Law. This Agreement shall be governed by the laws of California without regard to California’s conflicts of law rules.

B.Assignability. Except as otherwise provided in this Agreement, the Consultant may not sell, assign or delegate any rights or obligations under this Agreement.

C.Entire Agreement. This Agreement (together with the attached SOW entered into in connection with this Agreement) and the Retirement and Transition Agreement referred to herein (and the Prior Employment Agreements and Indemnification Obligations as referred to in the Retirement and Transition Agreement) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement and prevails over any contemporaneous or subsequent understandings or agreements, whether written or oral, in respect of such subject matter, including, without limitation, any additional or conflicting terms in any invoice or quote or bid submitted by the Consultant to the Company, which are expressly rejected by the Company and shall be of no effect.

D.Successors and Assigns.  The parties to this Agreement agree that this Agreement shall be binding on any successor or assignee of the Company.

E.Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

F.Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), to the party at the party’s address set forth on the signature page to this Agreement or at such other address as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section  10.F.

G.Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

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IN WITNESS WHEREOF, the parties, by their undersigned duly authorized representatives, have entered into this Agreement as of the Effective Date.

Silk Road Medical, Inc.	Erica J. Rogers
Signature: /s/ Kevin M. Klemz______________	/s/ Erica J. Rogers____________________________ Erica J. Rogers
Name: Kevin M. Klemz
Title: Executive Vice President, Chief Legal Officer and Secretary Address for Notices Pursuant to Section 10.F: 14755 27th Avenue North Plymouth, MN 55447 Attention: Chief Legal Officer	Address for Notices Pursuant to Section 10.F: [***]___________________________ [***]___________________________ Erica Rogers______________________

STATEMENT OF WORK

This Statement of Work (this “SOW”) is entered into by and between Silk Road Medical, Inc. (“the Company”) and Erica J. Rogers (“the Consultant”).  The Services (as defined below) set forth in this SOW shall be performed pursuant to the terms and conditions of that certain Consulting Agreement, having an effective date of  November 2, 2023 by and between the Company and the Consultant (the “Consulting Agreement”).  Capitalized terms not otherwise defined herein shall have their respective meanings in the Consulting Agreement.  In the event of a conflict between the terms of this SOW and the Agreement, the terms of the Consulting Agreement shall control.

I.SERVICES

The Consultant shall perform the following services (the “Services”): the Consultant shall serve as a senior advisor to the Board of Directors (the “Board”) of the Company to provide advisory consulting services and perform such other services as reasonably requested by the Board from time to time during the Term to assist in the leadership transition and the Company’s continued growth.  In addition, the Consultant shall be available upon reasonable notice from the Company, with or without a subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters and/or disputes concerning which the Executive has or may have knowledge as a result of or in connection with the Executive’s employment by the Company and otherwise comply with Section 14 of that certain Retirement and Transition Agreement dated as of November 2, 2023 between the Company and the Consultant.

The Company and the Consultant understand, acknowledge and agree that the Company is not required to request any minimum level of Services under this Agreement.

The Consultant’s point of contact at the Company will be the Chair of the Board or his designee.  All questions regarding the Consulting Agreement and this SOW should be directed to such point of contact.

II.FEES/EXPENSES

In consideration of the Services and rights and obligations set forth in this SOW and the Consulting Agreement, the Company shall pay the Consultant  a monthly fee of $55,000; which fees shall be payable monthly in arrears, and shall be paid by the Company within 30 days of the end of the month (collectively, the “Consulting Fees”).

Expenses must be authorized in writing by the Company in advance, and will be reimbursed within 30 days after receipt of receipts thereof.  The Company may decline to reimburse expenses that are not approved in advance by the Company or that are not accompanied by adequate receipts.

In order to help prevent adverse tax consequences to the Consultant under Section 409A (as defined below), in no event will any payment of any Consulting Fees hereunder be made later than the later of (1) March 15 of the calendar year following the calendar year in which such payment was earned, or (2) the 15th day of the third (3rd) month following the end of the Company’s fiscal year in which such payment was earned.

All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b) (2) of the Treasury Regulations. In no event will the Company reimburse the Consultant for any taxes that may be imposed on the Consultant as a result of Section 409A.

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IN WITNESS WHEREOF, the parties, by their undersigned duly authorized representatives, have entered into this SOW as of the Effective Date.

Silk Road Medical, Inc.	Erica J. Rogers
Signature: /s/ Kevin M. Klemz________________	/s/ Erica J. Rogers___________________________ Erica J. Rogers
Name: Kevin M. Klemz
Title: Executive Vice President, Chief Legal Officer and Secretary

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